Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Resonant Inc. of our report dated March 12, 2020 relating to the consolidated financial statements, and the effectiveness of Resonant Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Resonant Inc. for the year ended December 31, 2019.

/s/ Crowe LLP

Sherman Oaks, California

June 19, 2020